MINING LEASE WITH OPTION TO PURCHASE

THIS MINING LEASE WITH OPTION TO PURCHASE (the "Agreement") is made this 30th day of November, 2007 by and between the DDB SYNDICATE, a Nevada association of claim locators ("Owner"); and COLUMBUS S.M., LLC, a Nevada limited liability company ("Lessee").

RECITALS

A. Owner owns and possesses one hundred forty-seven (147) unpatented association placer mining claims situated in Esmeralda County, Nevada. The claims are more particularly described on Exhibit A attached hereto.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

B. The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1 Term of Lease. Owner hereby leases the Property to Lessee for a term of five (5) years. The Effective Date of this Agreement will be November 30, 2007 and all

rights and obligations shall be calculated on the basis of that date.

1.2 Rental Payments. In consideration of this Agreement, Lessee shall make the following rental payments to Owner:

a. Lessee shall pay Owner ONE HUNDRED THOUSAND DOLLARS ($100,000.00) not later than June 30, 2008.

b. Commencing on June 30, 2008, and payable on each June 30 thereafter, Lessee shall make the following rental payments to Owner:

Date of Payment	Amount of Payment
June 30, 2008	$30,000.00
June 30, 2009	$30,000.00
June 30, 2010	$30,000.00
June 30, 2011	$30,000.00

The foregoing rental payments shall be applied to the purchase price described in Section 1.3 below.

1.3 Option to Purchase. Owner hereby grants to Lessee the exclusive right and option to purchase the Property at any time during the term of this Agreement by electing one of the following options for payment:

a. Purchase for Cash. Lesse may purchase the property for the sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00), representing FIFTY THOUSAND DOLLARS ($50,000.00) for each of the eight co-owners of the association

placer claims.

Lessee may exercise this option at any time during the Agreement by giving written notice thereof to Owner. The parties will then open an escrow with a title company or such other entity or person as the parties may agree upon. Owner shall execute a Quitclaim Deed conveying the Property to Lessee, and Lessee will deposit the balance of the purchase price with the escrow holder. Escrow shall close within thirty (30) days of Lessee's written notice of its exercise of option. The parties shall each pay one-half of the escrow costs and document recording fees.

All rental payments previously made by Lessee to Owner shall be credited toward the purchase price. Following transfer of the property to Lessee, Lessee will have no further obligation (including any royalty payment obligation) to Owner.

b. Purchase with Reserved Royalty. Alternatively, Lessee may purchase the property from Owner for the sum of TEN DOLLARS ($10.00) plus payment of a reserved royalty on production equal to two percent (2%) of net smelter returns, as more particularly described in Section 1.4 below. The parties shall open an escrow in accordance with Section 1.3(a) above. Owner shall execute a Quitclaim Deed with Reserved Royalty conveying the property to Lessee.

In either event, Lessee must exercise its option to purchase the Property prior to commencement of production of valuable minerals from the Property.

1.4 Production Royalties. If Lessee acquires the property from Owner pursuant

to Section 1.3(b) above, then, upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a royalty on production equal to two percent (2%) of net smelter returns. The term "net smelter returns" shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Lessee:

a. Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the Property, but excluding any taxes on net income;

b. Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined and/or sold; and

c. Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

1.5 Delivery of Data. Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in Owner's possession which pertain to the claim title and boundaries, prior workings, production history, and so forth.

SECTION TWO

Mining Operations

2.1 Right to Explore, Develop and Mine. Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property. However, Lessee may not commence production of valuable minerals from the Property without first paying the purchase price set forth in Section 1.3 above.

2.2 Conduct of Work. Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.3 Liability and Insurance. During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's activities on the Property. To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $2,000,000.00 or more for personal injury, protecting Owner against any claims for injury to persons resulting from Lessee's operations. Lessee shall provide Owner with a certificate of insurance

evidencing such insurance.

2.4 Liens. Lessee shall keep the Property free and clear from any and all mechanics' or laborers' liens arising from labor performed on or material furnished to the Property at Lessee's request. However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Lessee.

2.5 Installation of Equipment. Lessee may install, maintain, replace, and remove during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property. Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense. Owner may, at Owner's discretion, require Lessee to remove all of Lessee's equipment from the Property upon termination. Any equipment remaining on the Property after six (6) months shall become the property of Owner.

2.6 Acquisition of Permits. Lessee shall acquire all federal, state and county permits required for its operations. Lessee shall be responsible for reclamation of only those areas disturbed by Lessee's activities. In the event that Lessee is required to post a reclamation bond, the bond will revert to Lessee upon satisfactory completion of the

reclamation program.

2.7 Commingling of Ore. Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee weighs and samples Owner's ores in accordance with sound mining and metallurgical practices and accounts for Owner's share of production.

2.8 Drill Logs, Assays, and Maps. Copies of all drill logs, exploration information, assays, maps, metallurgical studies, and other factual information shall be furnished by Lessee to Owner annually and upon the expiration or termination of this Agreement.

SECTION THREE

Inspection by Owner

3.1 Inspection of Property. Owner, or Owner's authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Owner's own risk and so as not to hinder unreasonably the operations of Lessee. Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or Owner's agents or representatives on the Property or the approaches thereto.

3.2 Inspection of Accounts. Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of Owner's choice and at Owner's cost, to

examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.

SECTION FOUR

Taxes

Lessee shall pay all taxes levied or assessed upon any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year. However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1 Claim Maintenance. So long as the annual assessment requirement is suspended, Lessee shall pay the federal claim maintenance fees required to maintain the Property in good standing, commencing with the 2008-2009 assessment year. Lessee shall provide evidence of payment to Owner by August 1 of each year. Lessee shall also record an Affidavit and Notice of Intent to Hold in Esmeralda County by October 1 of each year and provide evidence of recording within ten (10) days. If Lessee terminates this Agreement before June 1 of any year, Lessee shall not be responsible for claim maintenance payments due in that calendar year.

5.2 Assessment Work. If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance and filing of assessment work unless this Agreement is terminated as hereinafter provided. In the event of termination after June 1 of any calendar year, Lessee shall be responsible for the performance and filing of assessment work for that year.

5.3 Relocation, Amendment, and Patent. At any time during which this Agreement is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

5.4 Mineral Leasing. In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section One.

SECTION SIX

Termination and Default

6.1 Termination. Lessee shall have the right to terminate this Agreement at its sole discretion at any time by giving six (6) months' advance written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated

damages and this Agreement shall cease and terminate. Lessee will provide Owner with all factual data, maps, assays, and reports pertaining to the Property. Lessee will also deliver a Quitclaim Deed to Owner.

6.2 Default. If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform. If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner. Notice of termination shall be in writing and served in accordance with this Agreement.

6.3 Obligations Following Termination. In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any advance and production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this agreement or by law.

SECTION SEVEN

Notices and Payments

7.1 Notices. All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

TO OWNER:	DDB Syndicate Attn: Jack Corp. 2725 Marie Antoinette Street Henderson, Nevada 89044
TO LESSEE:	Columbus S.M., LLC 3415 Klamath Woods Place Concord, California 94518

7.2 Payments. All payments shall be in U.S. currency payable to Owner at the address above.

SECTION EIGHT

Assignment

Lessee may not assign this Agreement, in whole or in part, without the prior written consent of Owner, which consent shall not be unreasonably withheld.

SECTION NINE

Warranty of Title

9.1 Warranty. Owner warrants and represents, to the best of Owner's knowledge and belief at the execution of this Agreement, that it is the owner of the

unpatented mining claims described in Recital "A" and all placer mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims are valid under the mining laws of the United States and the State of Nevada; that Owner has and will continue to have the right to commit the claims to this Agreement; and that Owner is not aware of any liens, encumbrances, claim disputes, legal actions or liabilities (including environmental liabilities) affecting the Property. However, Owner does not warrant the presence of a valuable mineral discovery on any of the claims comprising the Property.

9.2 Examination of Title Documents. Promptly after execution of this Agreement, Owner shall deliver to Lessee copies of all certificates of location, affidavits of annual assessment work and any other documents bearing upon Owner's title, interest, or ownership in the Property. Lessee may then undertake such further investigation of the title and status of the claims as Lessee shall deem necessary. If that investigation should reveal defects in the title, Owner agrees to proceed forthwith to cure said title defects to the satisfaction of Lessee; and in the event it should not do so, Lessee may cure such title defects and deduct the expense incurred, including reasonable attorney's fees, from any payment to be made hereunder. The deduction in each year may not exceed one-half of the advance minimum royalty payable to Owner.

9.3 No Liability for Loss of Claims. Lessee shall not be held liable for the loss

of any claims by virtue of invalid location by Owner. Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1 Suspension of Obligations. If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of money, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. (Specifically, Lessee shall not be excused from making the rental payments pursuant to Section 1.2; maintaining the claims in accordance with Section 5.1; or maintaining insurance coverage in accordance with Section 2.3.) Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing. Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

10.2 Definition of Force Majeure. "Force Majeure" means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property;

unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God.

SECTION ELEVEN

Miscellaneous Provisions

11.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

11.2 Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

11.3 Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.4 Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Esmeralda County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.5 Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent

jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

11.6 Time of the Essence. Time is of the essence of this Agreement and each and every part thereof.

11.7 Confidentiality. All reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee's prior written consent.

11.8 No Partnership. Nothing in this Agreement shall create a partnership between Owner and Lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DDB SYNDICATE, a Nevada association of claim locators

By______________________________
JOHN ARKOOSH, SR., Manager

COLUMBUS S.M., LLC, a Nevada limited liability company

By______________________________
JOHN ARKOOSH, SR., Manager

columbus s.m./7364
mining lease w/option to purchase (7-07)

Exhibit A

Columbus S.M. LLC
Mineral Claims - Placer
May 2007

DDB Syndicate and MAP#	BLM #	Esmeralda County #	Location
18	947616	166591	
19	947617	166601	
43	947618	166603	
44	947619	166605	
53	947620	166607	
54	947621	166609	
56	947622	166611	
57	947623	166613	
65	947624	166615	
66	947625	166617	
67	947626	166619	
68	947627	166621	
69	947628	166623	
71	947629	166625	
72	947630	166627	
83	947631	166629	
84	947632	166631	
94	947633	166633	
95	947634	166635	
96	947635	166637	
106	947636	166639	
107	947637	166641	
108	947638	166643	
119	947639	166645	
120	947640	166647	
129	947641	166649	
130	947642	166651	
131	947643	166653	
140	947644	166655	
141	947645	166657	
142	947646	166659	
143	947647	166661	
152	947648	166663	
153	947649	166665	

Columbus S.M. LLC
Mineral Claims - Placer
May 2007

154	947650	166667
155	947651	166669
164	947652	166671
165	947653	166673
166	947654	166675
167	947655	166677
168	947656	166679
174	947657	166681
175	947658	166683
176	947659	166685
177	947660	166687
178	947661	166689
179	947662	166691
180	947663	166693
186	947664	166695
187	947665	166697
188	947666	166699
189	947667	166701
190	947668	166703
191	947669	166705
192	947670	166707
198	947671	166709
199	947672	166711
201	947673	166713
202	947674	166715
203	947675	166717
204	947676	166719
208	947677	166721
209	947678	166723
210	947679	166725
211	947680	166727
212	947681	166729
213	947682	166731
214	947683	166733
215	947684	166735
216	947685	166737

Columbus S.M. LLC
Mineral Claims - Placer
May 2007

220	947686	166739
221	947687	166741
222	947688	166743
223	947689	166745
224	947690	166747
225*	947691	166751
226	947692	166753
227	947693	166753
228	947694	166755
232	947695	166757
233	947696	166759
234	947697	166761
235	947698	166763
236	947699	166765
237	947700	166767
238	947701	166769
239	947702	166771
240	947703	166773
241	947704	166775
244	947705	166777
245	947706	166779
246	947707	166781
247	947708	166783
248	947709	166782
249	947710	166787
250	947711	166789
251	947712	166791
252	947713	166793
253	947714	166795
254	947715	166797
255	947716	166799
256	947717	166801
257	947718	166803
258	947719	166805
259	947720	166807
260	947721	166809

Columbus S.M. LLC
Mineral Claims - Placer
May 2007

261	947722	166811
262	947723	166813
263	947724	166815
264	947725	166817
290	947726	166819
291	947727	166821
292	947728	166823
293	947729	166825
294	947730	166827
295	947731	166829
296	947732	166831
297	947733	166833
300	947734	166835
331	947735	166837
334*	947736	166839
337	947737	166841
343	947738	166843
349	947739	166845
350	947740	166847
351	947741	166849
355	947742	166851
361	947743	166853
362	947744	166855
363	947745	166857
367	947746	166859
368	947747	166861
369	947748	166863
1130	947749	166865
1131	947750	166867
1142	947751	166869
1143	947752	166871
1154	947753	166873
1155	947754	166875
1167	947755	166877
1179	947756	166879
1203	947757	166881

Columbus S.M. LLC
Mineral Claims - Placer
May 2007

1215	947758	166883
1221	947759	166885
1224	947760	166887
1225	947761	166889
1226	947762	166891

Total Claims- 147 filed (acres)

146 claims are 160 acres-	23,200 acres total
1 claim is 80 acres -	80 acres
Total acreage	**23,280**

* DDB 225 and DDB 334 claims may be invalid in part where they overlie a Nevada highway material site. See note from Nevada State Office and Bureau of Land Management dated 6-11-2007